Exhibit 10.1
AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1 Definitions	1

ARTICLE II PURPOSE AND HISTORY OF THE PLAN	6
2.1 Purpose and History	6

ARTICLE III SEVERANCE BENEFITS	6
3.1 Severance Benefits	6
3.2 Acceleration of Equity Awards	7
3.3 Release	8
3.4 Voluntary Termination; Termination for Cause, Disability, or Death	8
3.5 Form and Time of Benefit	8
3.6 Gross-Up for Certain Taxes	9
3.7 Employment by Buyer	10
3.8 Termination in Anticipation of Change in Control	11

ARTICLE IV CLAIMS PROCEDURE	11
4.1 Claims	11
4.2 Arbitration	12

ARTICLE V FUNDING OF THE PLAN	14
5.1 Source of Benefits	14

ARTICLE VI ADMINISTRATION OF THE PLAN	14
6.1 Plan Administration and Interpretation	14
6.2 Powers, Duties and Procedures, Etc	14
6.3 Information	14
6.4 Indemnification of Plan Administrator	14

ARTICLE VII AMENDMENT AND TERMINATION OF THE PLAN	15
7.1 Right to Amend	15
7.2 Plan Term	15
7.3 Effect of Termination	16

ARTICLE VIII MISCELLANEOUS PROVISIONS	16
8.1 Nondisparagement	16
8.2 No Guarantee of Employment	16
8.3 Payments to Minors and Incompetents	16
8.4 No Vested Right to Benefits	17
8.5 Non-alienation of Benefits	17
8.6 Jurisdiction	17
8.7 Severability	17
8.8 Tax Withholding	17
8.9 Overpayment	17
8.10 Successors	17
8.11 Compliance with 409A	18

(i)

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN
ARTICLE I
DEFINITIONS
1.1	Definitions. Unless otherwise required by context, the capitalized terms used herein shall have the meaning set forth below.
(a)	“Base Salary” means the Employee’s annual gross rate of base pay, including vacation and holiday pay, sick leave compensation, and amounts reduced from the Employee’s base compensation and contributed on the Employee’s behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer (i) in effect immediately prior to an Involuntary Termination of Employment, or (ii) if greater, in effect immediately prior to a Change in Control. Base Salary shall not include bonus, incentive pay, overtime pay, auto or travel allowance, or any other benefits, items of compensation or special allowances (other than amounts specified in the preceding sentence) for which the Employee is eligible.

(b)	“Beneficiary” means the individual or other legal entity designated by the Eligible Employee in the manner and form approved by the Plan Administrator, or, if there is no such designation the Eligible Employee’s spouse, or, if a Beneficiary does not survive the Eligible Employee, the Eligible Employee’s estate.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Bonus” means the average of the annual bonus awards paid or awarded (in cash and/or equity securities of the Company (which shall be valued based on the fair market value of the securities on the date of grant without regard to any discount for risk of forfeiture)) to the Employee for the three fiscal years (or fewer, to the extent the Employee was not an Employee or was not eligible to participate in the Employer’s annual incentive award program in all three fiscal years; however, any bonus paid for less than a full fiscal year shall be annualized for purposes of this Plan) ending immediately prior to the fiscal year of the Company (i) in which an Involuntary Termination of Employment occurs or, if greater, (ii) in which a Change in Control occurs or, if annual bonuses for the most recently ended fiscal year have not been paid or awarded for such fiscal year as of the date of the Involuntary Termination of Employment or Change in Control, as applicable, the average bonus for the three fiscal years prior to the most recently ended fiscal year.

(e)	“Cause” means (i) an act or acts of dishonesty by an Eligible Employee constituting a felony under applicable law, and/or (ii) any act resulting or intending to result directly or indirectly in gain to or personal enrichment of the Eligible Employee at the Employer’s expense. Notwithstanding the foregoing, the Eligible Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Eligible Employee a copy of a resolution finding that in the good faith opinion of the Board the Eligible Employee was guilty of conduct constituting Cause as provided in clause (i) or (ii) above, which resolution shall have been duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held (after reasonable notice and opportunity for the Eligible Employee, together with counsel, to be heard before the Board) for the purpose of considering whether Cause exists. If an Employee disagrees with a Board determination that Cause exists with respect to such Employee, the Employee may file a claim pursuant to Article IV within 30 days after Employee’s receipt of the resolution of the Board finding that Cause exists.

(f)	“Change in Control” means the occurrence of any of the following events:
     (i) Change in Board Composition. Persons who constitute the members of the Board as of the date hereof (the “Incumbent Directors”), cease for any reason to constitute at least a majority of members of the Board; provided that any Person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such Person’s appointment, election or nomination was approved by a vote of at least 50% of the Incumbent Directors; but provided, further, that any such Person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
     (ii) Business Combination. Consummation of (x) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, whether in one or a series of related transactions, or (y) the acquisition of assets or stock of another entity by the Company (either, a “Business Combination”), excluding, however, any Business Combination pursuant to which:
     (A) Persons who were the beneficial owners, respectively, of the then outstanding shares of common stock, par value $0.01 per share, of the Company (the “Outstanding Stock”) and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) and more than 50% of the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation (as defined below) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination;
     (B) no Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company) or group (within the meaning of Rule 13d-5 promulgated under the Exchange Act) (“Group”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Owner”) of 35% or more of either (x) the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of the Surviving Corporation, or (y) the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation; and
     (C) individuals who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or of any similar governing body in the case of an entity other than a corporation) of the Surviving Corporation;
where, for purposes of this clause (ii), the term “Surviving Corporation” means the entity resulting from a Business Combination or, if such entity is a direct or indirect Subsidiary of another entity, the entity that is the ultimate parent of the entity resulting from such Business Combination.

     (iii) Stock Acquisition. Any Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company) or Group becomes the Beneficial Owner of 35% or more of either (x) the Outstanding Stock or (y) the Outstanding Company Voting Securities; provided, however, that for purposes of this Section 1.1(f)(iii), no Change in Control shall be deemed to have occurred as a result of the following acquisitions: (A) any acquisition directly from the Company; or (B) any acquisition by a Person pursuant to a Business Combination which complies with clauses (A), (B) and (C) of Section 1.1(f)(ii); or
     (iv) Liquidation. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution).
(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Company” means Range Resources Corporation and any successor thereto, including “Buyer” as defined in Section 3.7.

(i)	“Disability” means the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(j)	“Effective Date” means December 31, 2008.

(k)	“Eligible Employee” means each Employee who is designated by, and in the sole discretion of, the Plan Administrator as a member of a select group of management or a highly compensated Employee and as eligible to receive the severance benefits available under the Plan and who executes and returns to the Plan Administrator a participation agreement setting forth the Eligible Employee’s benefit multiple and pursuant to which the Eligible Employee agrees to be subject to the terms of the Plan.

(l)	“Employee” means any individual who is employed by the Employer.

(m)	“Employer” means (i) the Company and each (direct and indirect) parent and Subsidiary of the Company (or successor to the Company), (ii) any successor to the Company by reorganization, merger or other consolidation or by acquisition of assets of the Company, in any case described in this clause (ii) upon and following a Change in Control, and (iii) all successors to such Persons described in the foregoing clause (ii).

(n)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)	“Good Reason” means any of the following, without the Employee’s written consent:
(i)	a material diminution in the Employee’s duties, authority or responsibilities;

(ii)	a material reduction in the Employee’s Base Salary; or

(iii)	a change by the Employer of 30 or more miles in the location of the Employee’s principal place of employment from the location where the Employee was principally employed prior to such Change in Control.
If the Employee believes that an event constituting Good Reason has occurred, the Employee must notify the Plan Administrator thereof within 90 days of the event. The Employer shall have 30 days after receipt of such notice in which to remedy such event. If the Plan Administrator does not remedy such event within such 30-day period, the Employee may terminate the Employee’s employment for Good Reason at any time within the following 30-day period by giving written notice to the Employer, which termination will be an Involuntary Termination of Employment and if the Good Reason Event occurred during the Protection Period, such termination of employment shall be deemed to have occurred in the Protection Period. If the Plan Administrator determines that Good Reason does or does not exist, then the Plan Administrator shall provide written notice of such determination to the Employee within 5 days after the Plan Administrator’s determination, and not later than 30 days after receipt of the notice of such event from the Employee. If the Plan Administrator determines that Good Reason does not exist, then subject to Section 4.1, the Employee may file a claim pursuant to Article IV within 30 days after the Employee’s receipt of written notice of the Plan Administrator’s determination.

(p)	“Involuntary Termination of Employment” means, with respect to any Eligible Employee, (i) a termination of employment by such Eligible Employee for Good Reason or (ii) a termination of such Eligible Employee’s employment by the Employer other than for Cause or Disability.

(q)	“Person” means any individual, group, partnership, limited liability company, corporation, association, trust, or other entity or organization.

(r)	“Plan” means the Amended and Restated Range Resources Corporation Executive Change in Control Severance Benefit Plan, as amended from time to time.

(s)	“Plan Administrator” means the committee or individual appointed by the Board to administer the Plan, which may include the entire Board. The Compensation Committee of the Board initially shall serve as the Plan Administrator.

(t)	“Protection Period” means the period beginning with the occurrence of a Change in Control and ending on the last day of the 12th full calendar month following the calendar month in which the Change in Control occurred.

(u)	“Subsidiary” means each corporation, joint venture, partnership, limited liability company or other Person in which the Company or a parent of the Company owns, directly or indirectly more than 50% of the total combined voting power of all equity interests or more than 50% of the profits interest or capital interest of such entity.
ARTICLE II
PURPOSE AND HISTORY OF THE PLAN
2.1	Purpose and History. The purpose of the Plan is to provide for the payment of severance benefits to Eligible Employees due to an Involuntary Termination of Employment within the Protection Period. The Plan was originally adopted effective as of March 28, 2005. This amendment and restatement is effective as of the Effective Date.
ARTICLE III
SEVERANCE BENEFITS
3.1	Severance Benefits. Any Eligible Employee who incurs an Involuntary Termination of Employment during the Protection Period shall receive, subject to Section 3.3(b) and Section 3.5, the following severance benefits, subject to the limitations contained in this Plan.
(a)	Severance Payment. A cash severance payment in an amount equal to the product of (i) the benefit multiple set forth in the participation agreement delivered to the participant by the Plan Administrator, multiplied by (ii) the sum of the Eligible Employee’s Base Salary and Bonus, less applicable withholding taxes.

(b)	Welfare Benefit Insurance Continuation. For a period equal to the product of one year multiplied by the benefit multiple set forth in the participation agreement delivered to the Eligible Employee by the Plan Administrator from the date of the Eligible Employee’s Involuntary Termination of Employment, but not after the end of the second calendar year following the year in which the Involuntary Termination of Employment occurred, the Eligible Employee (and, if applicable, the Eligible Employee’s spouse and minor children) shall continue to participate in any medical, dental, life and disability insurance, and any other insurance arrangement in which such person(s) were participating immediately prior to

(i) the date of the Involuntary Termination of Employment or (ii) if greater, the Change in Control, provided, that, the continued participation of such person(s) is possible under the general terms and provisions of such plans and arrangements. If such continued participation is barred or such plans or arrangements are terminated or discontinued, then the Employer shall arrange to provide such person(s) with coverage substantially similar to that which such person(s) would otherwise have been entitled to receive under such plans and arrangements, provided the Eligible Employee pays to the Employer an amount equal to the premiums, or portion thereof, that the Eligible Employee was required to pay to maintain such coverages for such person(s) prior to the Involuntary Termination of Employment. Any coverage provided pursuant to this Section 3.1(b) shall be reduced to the extent the same type of coverage is provided by (or available from or under) any other employer of the Eligible Employee or the Eligible Employee’s spouse, or Social Security, Medicare, Medicaid, but only if participation in such other arrangement results in no greater out-of-pocket cost to the Eligible Employee than the cost of coverage under the Employer’s arrangements pursuant to this Section 3.1(b). Notwithstanding anything herein to the contrary, the Employer shall take all actions necessary such that neither the coverage nor the benefits provided to the Eligible Employee pursuant to this Section 3.1(b) subject the Eligible Employee to tax thereon under Section 105 or 106 of the Code.
3.2	Acceleration of Equity Awards.
(a)	Notwithstanding anything to the contrary in any applicable equity award agreement or other plan or arrangement maintained or sponsored by the Employer and regardless of whether an Involuntary Termination of Employment occurs, upon the occurrence of a Change in Control, any outstanding equity-based compensation awards granted to the Eligible Employee by the Employer and outstanding as of the effective time of the Change in Control shall become immediately fully vested and/or exercisable and shall no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements; provided, however, with respect to any such compensation that is subject to Section 409A of the Code, the payment of such award shall be accelerated only upon a “change of control event,” as defined in Section 409A and the Treasury regulations thereunder.

(b)	Any outstanding equity-based award that vests pursuant to Section 3.2(a) and that provides for exercise by the Eligible Employee will be exercisable following an Involuntary Termination of Employment or any termination with the Employer due to death or Disability on or after a Change in Control for the lesser of (i) the remaining term of the award or (ii) one year following the latest to occur of (A) such termination of employment, (B) in the event of a termination of employment in anticipation of a Change in Control pursuant to Section 3.8, the actual occurrence of or consummation of such Change in Control, or (C) in the event of a Change in Control pursuant to clause (iii) of Section 1.1(f) as a result of stockholder approval of a Business Combination, the consummation of such Business Combination, after which time the award will terminate and no longer be exercisable. Following a termination of employment that is not an Involuntary Termination of Employment or a termination due to death or Disability, other than a termination by the Employer for Cause, any outstanding equity-based award that vests pursuant to Section 3.2(a) and that provides for exercise by the Eligible Employer will be exercisable for the lesser of (1) the remaining term of the award or (2) 30 days following such termination of employment after which time the award will terminate and no longer be exercisable. Upon a termination of employment by the Employer for Cause, any such awards will terminate and no longer be exercisable at the time of a determination that Cause exists; provided, however, that if, following the review of a Cause determination submitted to the Plan Administrator pursuant to Article IV (including the arbitration provisions thereof) it is determined that Cause did not exist, such award will be exercisable for the lesser of (a) the remaining term of the award or (b) one year following the determination that Cause did not exist. Notwithstanding the foregoing, nothing shall override the equity plan’s committee or the Board’s ability to cancel or substitute awards in connection with a Change in Control as provided in such equity plan, nor shall any extension of the exercise period be more than 10 years from the original grant date of the award.
3.3	Release. Each Eligible Employee shall as a precondition to the delivery of any payments or benefits otherwise due hereunder execute and deliver to the Employer, and not revoke, a general release of all employment related claims of every kind in the form attached hereto as Attachment A. Unless such release becomes irrevocable within 60 days of the date of the Eligible Employee’s date of Involuntary Termination of Employment, the Eligible Employee shall not be entitled to any payments or benefits otherwise due hereunder. The Employer must furnish such release to the Eligible Employee within seven days of his or her date of Involuntary Termination of Employment.

3.4	Voluntary Termination; Termination for Cause, Disability, or Death. Notwithstanding any other provision in the Plan to the contrary, any Eligible Employee (i) who voluntarily terminates or resigns from employment with the Employer, other than for Good Reason, (ii) whose employment is terminated by the Employer for Cause, or (iii) whose employment terminates on account of Disability or death shall receive no severance benefits under the Plan, except as provided in Section 3.2(b).

3.5	Form and Time of Benefit. The severance payment that becomes payable under Section 3.1(a), if any, shall be paid in a lump sum in cash as soon as administratively practicable following the date the Eligible Employee’s release becomes irrevocable as provided in Section 3.3(b) and in all events not later than the March 15 of the year following the year in which the Eligible Employee’s Involuntary Termination of Employment occurs; provided, however, with respect to an Eligible Employee who is, on the date of his Involuntary Termination of Employment, a “specified employee,” as defined in the Treasury Regulations under Section 409A of the Code, such payment shall be paid on the first day that is six months from the Eligible Employee’s Involuntary Termination of

Employment (or, if earlier, such Eligible Employee’s death) if such payment does not qualify as an exempt “short-term deferral” or “separation payment” under Section 409A of the Code and, if not so delayed, would be subject to the additional tax under Section 409A of the Code.

3.6	Gross-Up for Certain Taxes. In the event that any payments to an Eligible Employee pursuant to this Plan or otherwise shall result in the Eligible Employee becoming liable for the payment of any excise taxes pursuant to Section 4999 of the Code (“Excise Tax”), the Eligible Employee shall be entitled to an additional payment equal to the amount of any such Excise Taxes payable by the Eligible Employee pursuant to Section 4999 plus all taxes applicable to the additional payment of such Excise Taxes, including any additional taxes due under Section 4999 of the Code with respect to payments made pursuant to this provision. Calculations for these purposes shall assume the highest marginal rate applicable at the time of calculation. The intent of this Section is to provide that the Employer shall pay the Eligible Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee after deduction (a) of any Excise Tax imposed on the payments and (b) of any Excise Tax and all other taxes imposed on the Gross-Up Payment shall equal the payments. Such Gross-Up Payment shall be made not later than the time such taxes are remitted to the applicable taxing authority, and in no event later than the Eligible Employee’s tax year following the year of remittance.

If the Eligible Employee determines that the Eligible Employee is liable for an Excise Tax with respect to a payment or other benefit, the Eligible Employee must promptly so notify the Employer in writing. Upon receipt of such notice from the Eligible Employee, the Employer must, within 20 days thereafter, either (i) notify the Eligible Employee, in writing, that the Employer agrees with the Eligible Employee’s determination of Excise Tax liability, in which case the Employer shall become obligated to immediately pay to the Eligible Employee the Gross-Up Payment, or (ii) submit to the Eligible Employee an opinion, prepared by counsel of the Employer’s choice which counsel is reasonably satisfactory to the Eligible Employee, that the Eligible Employee is not liable for the Excise Tax (the “Tax Opinion”).

If the Tax Opinion is provided to the Eligible Employee and the Eligible Employee chooses not to contest the assessment, at any later time, by the Internal Revenue Service (“IRS”) of the Excise Tax, the Employer shall be relieved of its obligation to make the Gross-Up Payment specified hereunder. If the Eligible Employee chooses to contest the assessment, at any later time, by the IRS of the Excise Tax after receipt of the Tax Opinion, the Eligible Employee may do so with counsel of the Eligible Employee’s choice that is reasonably satisfactory to the Employer and the reasonable legal fees and expenses of such contest shall be paid by the Employer, on a monthly basis, subject to the Employer’s receipt of proper documentation therefore. If the Excise Tax is contested, with counsel reasonably satisfactory to the Employer, then the Employer shall pay to the Eligible Employee the Gross-Up Payment upon the earlier of ten (10) days after (A) the entry of a final judgment, decree, or other order by a court of competent jurisdiction that the Eligible Employee is liable for the Excise Tax, or (B) a mutual determination of the Eligible Employee and the Employer not to proceed further with the contest; provided, however, such payment will not be paid prior to the date that is six (6) months after the Employee’s Involuntary Termination of Employment if such payment will violate section 409A of the Code. The Employer also shall reimburse the Eligible Employee at that time for any penalties and interest attributable to any delay in payment of the Excise Tax that results from a decision by the Eligible Employee not to pay the Excise Tax liability based upon the Tax Opinion or a decision by the Employer not to pay the Excise Tax due to the Tax Opinion.

If the IRS notifies the Eligible Employee in writing that the Excise Tax will or may be assessed against the Eligible Employee, if the Employer provides the Eligible Employee with the Tax Opinion specified herein, and if the Eligible Employee chooses to contest the assertion of the Excise Tax, then the Employer shall, provided counsel for the Employer determines such action does not violate applicable law, obtain and deliver to the Eligible Employee an irrevocable standby letter of credit (the “Letter of Credit”) (provided such Letter of Credit does not jeopardize the “unfunded” status of the Plan or violate the limitations of section 409A of the Code) issued by a bank acceptable to the Eligible Employee and the Employer in an amount equal to the amount of the Employer’s potential payment obligation herein including penalties and interest, computed as if the Excise Tax were paid to the IRS on the date the Letter of Credit was obtained. Immediately upon the earlier of (1) a determination letter (within the meaning of section 1313 of the Code) that the Eligible Employee is not liable for the Excise Tax, or (2) the Employer’s payment to the Eligible Employee of the full amount of its obligation herein, the Eligible Employee shall mark the Letter of Credit “canceled” and return it to the Employer. In lieu of such a Letter of Credit, the Employer may choose to secure its obligations hereunder by establishing an appropriate escrow account with terms reasonably satisfactory to the Eligible Employee, provided counsel for the Employer determines such action does not violate applicable law, and by depositing therein the same amount as would be required for the Letter of Credit. The obligations contained in this Section shall survive the termination or expiration of the Eligible Employee’s employment with the Employer and shall be fully enforceable thereafter.

3.7	Employment by Buyer. Notwithstanding the foregoing provisions of this Article III, if there shall be a Change in Control in which the Company is not a surviving corporation, and the Eligible Employee is offered or continues employment, as the case may be, (on terms that would not give rise to Good Reason if such employment was with the Employer) with the purchaser or Person into which the Company is merged or consolidated, as applicable, or any of its affiliates (“Buyer”) upon consummation of such transaction, then the Eligible Employee shall not be entitled to the severance compensation as provided in Section 3.1 solely as a result of such transaction. In any such event, however, the Eligible Employee shall be entitled to such severance compensation as provided in Section 3.1 if, within the Protection Period, either (i) such Eligible Employee’s employment with the Employer (which shall include Buyer and its affiliates) shall be terminated by the Employer other than on account of (x) Cause or (y) such Eligible Employee’s Disability, or (ii) such Eligible Employee shall terminate from employment with the Employer for Good Reason.

3.8	Termination in Anticipation of Change in Control. If an Eligible Employee’s employment is terminated pursuant to an Involuntary Termination of Employment within the six-month period prior to a Change in Control and such Eligible Employee reasonably demonstrates that such termination, or act or event giving rise to Good Reason, (a) was at the request of a Person who had indicated an intention or taken steps reasonably calculated to effect such Change in Control and who thereafter effectuates a Change in Control or (b) otherwise occurred in connection with, or in anticipation of, a Change in Control event, and the Change in Control actually occurs, then for all purposes hereof, the Eligible Employee’s Involuntary Termination of Employment shall be deemed to have occurred on the date of a Change in Control. Any claim by an Eligible Employee that an Involuntary Termination of Employment occurred in connection with or in anticipation of a Change in Control shall be submitted to the Plan Administrator pursuant to Article IV within 90 days following the Change in Control. Within 30 days following such claim the Plan Administrator shall determine whether or not an Involuntary Termination of Employment occurred in connection with or in anticipation of the Change in Control.
ARTICLE IV
CLAIMS PROCEDURE
4.1	Claims. This Section 4.1 sets forth the procedures governing claims for benefits under the Plan. Claims for benefits by an Eligible Employee or a Beneficiary (a “Claimant”) must be in writing and mailed or delivered to the Plan Administrator.
(a)	Notice of Benefit Determination. Within a reasonable period of time, but not more than 10 days after receipt of a claim, a decision will be made thereon, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within 10 days of the date the claim was filed stating the specific circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 40 days from the date the claim was filed. If no notice of denial is provided as described herein, the Claimant may appeal as though the claim had been denied.

If the Plan Administrator denies a claim for benefits under the Plan in whole or in part, he or she will give written notice thereof to the Claimant, setting forth in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the Claimant to perfect the claim, (iv) an explanation of why such material or information is necessary, (v) how and when to appeal the decision, and (vi) the right of the Claimant to submit a claim to binding arbitration, pursuant to Section 4.2, after completing the appeal process described below.

Such notice also will explain that, upon written request mailed or delivered to the Plan Administrator within 60 days after such denial, Claimant may have a full and fair review by the Plan Administrator of the decision denying the claim.

(b)	Full and Fair Review of Adverse Benefit Determination. Such review will be conducted by the Plan Administrator in a hearing at his or her office at such time as he or she designates. The Plan Administrator will give written notice of such place and time to the Claimant a reasonable time before the hearing. At the hearing, the Claimant may present evidence, examine the evidence against the Claimant, review pertinent documents, submit issues, comments, documents, records or other information to support the Claimant’s rights to benefits (without regard to whether such information was submitted or considered in the initial claim), and make arguments, all in person, in writing, by counsel or any combination thereof. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The Plan Administrator may apply such reasonable rules of evidence as he deems appropriate.

(c)	Notice of Benefit Determination on Review. Within a reasonable time after the hearing, not later than 10 days after the Plan Administrator receives the request for review (unless, due to unusual circumstances this period is extended by up to 30 additional days if the Claimant is given notice of the extension before the initial 10 days has expired), the Plan Administrator will make a decision and give the Claimant written notice thereof, setting forth (i) the specific reasons for the decision, written in a manner calculated to be understood by the Claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and (iv) a statement about the Claimant’s right to submit a claim to arbitration pursuant to Section 4.2 below. The Plan Administrator has discretion to make the decision; therefore the decision of the Plan Administrator shall be final and binding.
4.2	Arbitration. In the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Plan (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Employer may have against an Employee or that an Employee may have against the Employer, or any of the Employer’s affiliates, or any of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, and is not resolved by the mutual written agreement between the Employee and the Employer, or otherwise, within 10 days after notice of determination on review is provided pursuant to Section 4.1, then, upon the written request of the Employee or the Employer, such dispute or controversy shall be submitted to binding arbitration following the exhaustion of the claims procedures described in Section 4.1 above. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American

Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted. If a party refuses to honor its obligations under this Section, the other party may compel arbitration in either federal or state court. The arbitrators shall apply the substantive law of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the claims asserted. The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Section, including any claim that all or part of the Plan is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Tarrant County, Texas, and that any arbitration commenced in any other venue will be transferred to Tarrant County, Texas, upon the written request of a party to the arbitration. The prevailing party will be entitled to reimbursement for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Employee, one arbitrator will be selected by the Employer, and the two arbitrators so selected will select a third arbitrator; provided that (a) the Employee or the Employer shall use reasonably diligent efforts to select their respective arbitrator within 60 days after a matter is submitted to arbitration and (b) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The arbitrators may use the AAA rules, but are encouraged to adopt rules the arbitrators deem appropriate to accomplish the arbitration quickly and inexpensively. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) act upon their understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs on the issue prepared by any party, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing (provided that each party shall have the right to call at least three witnesses), and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the claims quickly and inexpensively. The types and amount of discovery shall be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the majority of the arbitrators will be binding on all parties. Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to the Employee and the Employer no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this Section, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT BY PARTICIPATING IN THE PLAN, THE EMPLOYEE IS WAIVING ANY RIGHT

THAT THE ELIGIBLE EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL IN CONNECTION WITH, OR RELATING TO, A CLAIM BROUGHT UNDER SECTION 4.1 HEREOF.
ARTICLE V
FUNDING OF THE PLAN
5.1	Source of Benefits. Benefits under the Plan shall be unfunded and shall be provided from the general assets of the Employer.
ARTICLE VI
ADMINISTRATION OF THE PLAN
6.1	Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Employee, Beneficiary, deceased Employee, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Employees and any person claiming under or through any Employee, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is an Eligible Employee will not vote or act on any matter pertaining solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by an Employee, a Beneficiary, or the Employer. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

6.2	Powers, Duties and Procedures, Etc. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, and may delegate such powers and duties, as it shall determine in its sole discretion.

6.3	Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary, and/or Bonus of Eligible Employees, their employment, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

6.4	Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director(s), officer(s), or employee(s) who serve as Plan Administrator (including any such individual who formerly served as

Plan Administrator), or to whom any administrative duties with respect to the Plan have been delegated, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission was performed in good faith.
ARTICLE VII
AMENDMENT AND TERMINATION OF THE PLAN
7.1	Right to Amend. Notwithstanding any provision of any other communication, either oral or written, made by the Employer, by the Plan Administrator, or by any other individual or entity to employees, to any service provider, or to any other individual or entity, the Plan Administrator reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Employer, including the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively; provided, however, no amendment made effective during the Protection Period may decrease or diminish in any manner any rights or benefits of any person who was an Eligible Employee under this Plan on the Change in Control without such Eligible Employee’s prior written consent. All amendments to the Plan shall be in writing and executed by a duly authorized representative of the Plan Administrator, and any oral statements or representations made by the Employer, by the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Employee, Beneficiary, service provider, or other individual or entity.

7.2	Plan Term. This Plan was effective as of its adoption by the Board and has been continued through December 31, 2008, subject to following:
(a)	As of December 31, 2008, and on each December 31 thereafter, the term of the Plan automatically shall be extended for one additional year unless, not later than the preceding November 30, the Employer shall by resolution of the Board provide that the Plan’s term shall not be extended; provided, however, if prior to any such resolution the Company shall have entered into an agreement with a Person that would, if consummated, constitute a Change in Control, then the term of this Plan automatically shall be extended until the date such agreement is abandoned or, if the agreement is consummated, the end of the Protection Period with respect to such Change in Control, whichever is applicable.

(b)	If a Change in Control shall have occurred during the term of the Plan (as it may be extended from time to time), the term of the Plan shall continue until the expiration of the Protection Period.

(c)	Expiration of the term of the Plan shall not affect the ability of Eligible Employees or the Employer to enforce their rights under the terms of this Plan with respect to benefits to which they become entitled prior to the expiration of the term of this Plan.
7.3	Effect of Termination. If the Plan is terminated, each Eligible Employee shall have no further rights hereunder, and the Employer shall have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan; provided, however, that no termination shall diminish any vested accrued benefits arising from incurred but unpaid claims of Eligible Employee or Beneficiaries existing prior to the effective date of such termination.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1	Nondisparagement. In return for consideration due to an Eligible Employee under the Plan, each Employee agrees that he shall be prohibited from disparaging the Employer, the Board, the Employer’s executives, its employees and its products or services during his period of employment and thereafter. Similarly, the Employer is prohibited from disparaging the Employee during his period of employment and thereafter. For purposes of this Section, disparagement does not include (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body, and (c) statements or comments in rebuttal of media stories or alleged media stories. The violation of this Section shall entitle the Employer or Employee, as applicable, to complete relief from such violation including, but not limited to, injunctive relief, damages as determined by an arbitrator, a termination of payments pursuant to the Plan and a return of all payments paid pursuant to the Plan.

8.2	No Guarantee of Employment. Nothing herein shall alter the presumption of employment at will. Nothing herein shall be construed to be a contract between the Employer and an Employee, or to be consideration for or an inducement of the employment of any individual by the Employer. Nothing herein shall grant any Employee the right to be retained in the service of the Employer or limit in any way the right of the Employer to discharge or terminate the service of any Employee at any time, without regard to the effect such discharge or termination may have on any rights under the Plan.

8.3	Payments to Minors and Incompetents. If an Eligible Employee or beneficiary entitled to receive any benefits under the Plan is a minor, is determined by the Plan Administrator to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Plan Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is authorized (as determined by the Plan Administrator) to receive any benefit under the Plan for the Eligible Employee or Beneficiary. Such payment shall fully discharge all liabilities and obligations of the Plan Administrator under the Plan with respect to such benefits.

8.4	No Vested Right to Benefits. No Eligible Employee, nor anyone claiming a benefit through such Eligible Employee, shall have any right to or interest in any benefits hereunder, except as specifically provided herein.

8.5	Non-alienation of Benefits. Except as the Plan Administrator may otherwise permit by rule or regulation, no interest in or benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt by an Employee to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void and of no effect; nor shall any interest in or benefit payable under the Plan be in any way subject to any legal or equitable process, including garnishment, attachment, levy, seizure, or lien. This provision shall be construed to provide each Employee, or other person claiming any interest or benefit in the Plan through an Employee, with the maximum protection afforded such Employee’s interest in the Plan (and benefits thereunder) by law against alienation or encumbrance and against any legal and equitable process, including garnishment, attachment, levy, seizure, or lien.

8.6	Jurisdiction. Except to the extent ERISA or any other federal law applies to the Plan and preempts state law, the Plan shall be construed, enforced, and administered according to the laws of the State of Texas without regard to its choice of law principles.

8.7	Severability. If any provision of the Plan is held illegal, invalid, or unenforceable for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

8.8	Tax Withholding. The Employer may withhold from any amounts payable under this Plan such taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Employer may also withhold from such amounts any loans or other amounts due to the Employer by the Employee.

8.9	Overpayment. If, due to mistake or for any other reason, a Person receives benefits under the Plan in excess of what the Plan provides, that Person shall repay the overpayment to the Employer in a lump sum within thirty (30) days of notice of the amount of overpayment. If that Person fails to repay the overpayment, then without limiting any other remedies available to the Employer, the Employer may deduct the amount, to the extent allowable by law, of the overpayment from any other amounts payable to the Person. No benefit shall be payable under both the Plan and any other change in control plan or arrangement in effect prior to the adoption of the Plan. It is intended that the Plan will supercede any change in control plans or arrangements in effect prior to the adoption of the Plan.

8.10	Successors.
(a)	This Plan shall be binding upon, and inure to the benefit of, the Employer, Employees, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

(b)	The Employer will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise), to all or substantially all of the business or assets of the Employer, to expressly assume the Plan and to agree to perform under this Plan in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall entitle Eligible Employees to compensation from the Employer in the same amount and on the same terms as they would be entitled to hereunder if they incurred an Involuntarily Termination of Employment immediately following a Change in Control.
8.11	Compliance with 409A. This Plan is intended to comply in form with Section 409A of the Code. Any provision of Section 409A that is required to be in the Plan is hereby incorporated by reference and if any provision herein is in conflict with Section 409A, the terms of Section 409A shall govern.

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT
[Date]
[Name

                                                            ]

Re:	Participation Agreement under the Amended and Restated Range Resources Corporation Executive Change in Control Severance Benefit Plan
Dear [Name]:
     The board of directors (the “Board”) of Range Resources Corporation (the “Company”) has adopted the Amended and Restated Range Resources Corporation Executive Change in Control Severance Benefit Plan (the “Plan”) for a select group of management or highly compensated employees of the Company. You have been selected by the Compensation Committee of the Board to participate in the Plan. A copy of the Plan is being furnished to you concurrently with this Participation Agreement (the “Agreement”) and shall be deemed a part of this Agreement as if fully set forth herein.
     Your “benefit multiple” for purposes of Sections 3.1(a) and (b) of the Plan is                                         .
     By executing this Agreement, you indicate that you have read, understood and agree to the terms of the Plan, including, but not limited to, Section 3.3 (regarding a general release, in the form acceptable to the Company, to be executed by you) and Section 8.1 (regarding nondisparagement). If you do not execute and return a copy of this Agreement to the Company, within twenty (20) days of the date indicated above, indicating your acceptance of the terms and conditions of the Plan, you will not be eligible to receive benefits thereunder.

RANGE RESOURCES CORPORATION

By:

Name:

Title:

ACCEPTED:

[Name of Recipient]
Date:

Attachment A
AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN
RELEASE AGREEMENT
     This Release Agreement (this “Agreement”) constitutes the release referred to in the Amended and Restated Range Resources Corporation Executive Change in Control Severance Benefit Plan (the “Plan”). This Agreement has been furnished to                                          (“Employee”) on                                         .
     (1) In exchange for Range Resources Corporation (the “Company”) paying to Employee the severance amount, and providing to Employee the severance benefits, in accordance with Article III of the Plan, which Employee acknowledges is good and valuable consideration to which Employee would not otherwise be entitled, Employee hereby releases, discharges and forever acquits the Company, its affiliates and the past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind or character related to, growing out of, or any way based upon or related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the execution date of this Agreement by Employee, including, without limitation, any alleged violation through the execution date of this Agreement by Employee of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Fair Labor Standards Act, as amended; (x) the Occupational Safety and Health Act, as amended; (xi) the Family and Medical Leave Act of 1993; (xii) any state anti-discrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim; and (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters (collectively, the “Released Claims”). However, in no event shall the Released Claims include (a) any claim which arises after the date the Agreement is executed by Employee (b) any claim to benefits under an employee benefit plan of a Company Party, (c) any benefits under any deferred compensation plan or equity-based plan with any Company Party or (d) any rights with respect to indemnification by a Company Party or to continued coverage under any directors and officers liability insurance of Company Party, whether provided to Employee pursuant to an employment agreement, Company by-laws, resolutions or otherwise. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
     (2) Employee agrees not to bring or join any lawsuit or governmental agency proceeding against any of the Company Parties in any court or proceeding relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or proceeding or filed any charge or claim against any of the Company Parties in any court or before any governmental agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
     (3) Employee acknowledges that his/her employment relationship with the Company Parties has terminated effective for all purposes on                                          (the “Termination Date”). Employee acknowledges that he/she is resigning all positions and offices he/she holds with the Company Parties effective on the Termination Date. The Company hereby accepts Employee’s resignation of employment and resignation of all his/her positions and offices effective on the Termination Date.
     (4) By executing and delivering this Agreement, Employee acknowledges that:
     (i) Employee has carefully read this Agreement;
     (ii) Employee has had at least 45 days (the “Consideration Period”) to consider this Agreement before the execution and delivery hereof to the Company;
     (iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option and expense, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so;
     (iv) Employee fully understands the final and binding effect of this Agreement and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement;
     (v) Employee fully understands that Employee must execute and return this Agreement to the General Counsel of the Company prior to the end of the Consideration Period; and
     (vi) No payment shall be made to Employee pursuant to the Plan unless Employee executes this Agreement and such Agreement has become irrevocable within 52 days of the Termination Date. In addition, if on the Termination Date Employee is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, the Company shall not make or begin to make any payments or provide any benefits to Employee until the first day that is six months after Employee’s termination, other than any payment that qualifies as a “short-term deferral” under Section 409A or qualifies as an exempt separation payment, as provided in Treasury Regulations Sec. 1.409A-1(b)(9) – the “two-year, two-time rule”. Any payments that are so delayed as provided above shall be paid to Employee (or his beneficiary, if applicable) (or Employee’s estate, as the case may be) in a single payment (without interest) on (i) the first business day that is six months after the Termination Date or (ii) Employee’s death, whichever occurs first.
(5)
     (i) The provisions of the Agreement are severable, and if any part of the Agreement is found to be unlawful or unenforceable, then that part will be deemed changed or deleted to the minimal extent necessary to make the entire Agreement lawful and enforceable. The other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.
     (ii) Employee acknowledges and agrees (i) the Company may withhold all applicable taxes from the severance payments that the Company is required to withhold, and (ii) the Company has encouraged Employee to seek advice from a personal tax advisor regarding any possible tax consequences to Employee with respect to such payments.
     (iii) Employee acknowledges and agrees that Employee: (i) was specifically advised by the Company, and fully understands his/her rights, to discuss all aspects of this Agreement with an attorney, his/her family and financial counselor, (ii) has, to the extent he/she desires, availed himself/herself of these rights, (iii) has carefully read and fully understands all the provisions of this Agreement, and (iv) has entered into and executed this Agreement knowingly and voluntarily without duress or coercion from the Company or any other source.
     (iv) Employee understands and agrees that this Agreement may not be used as evidence in any proceeding against the Company Parties except in a proceeding based solely upon a specific allegation by Employee that the Company Parties have breached this Agreement or in a proceeding in which either party presents testimony about matters covered by this Agreement. The Company Parties believe and assert that Employee has been treated in a fair and lawful manner, and it is agreed between Employee and the Company that nothing in this Agreement is intended or shall be construed as an admission of fault or liability by the Company Parties.

     (v) Employee understands and agrees that this Agreement is being executed by the Company on behalf of itself and all Company Parties and that all of the rights of the Company under this Agreement and all of Employee’s obligations and duties under this Agreement will inure to the benefit of and may be enforced by the Company or any of the Company Parties.
     (vi) This Agreement sets forth the entire agreement between Employee and the Company and fully supersedes and replaces all prior written and oral agreements, understandings and representations between Employee and the Company with respect to the matters set forth in this Agreement. Employee represents, warrants and agrees that he is not relying and has not relied upon any representation or statement made by any officer, director, agent or representative of the Company or any of the Company Parties with regard to the subject matter, background or effect of this Agreement, except as expressly set forth in this Agreement.
     (vii) This Agreement shall be governed and construed under the laws of the State of Texas. Employee agrees that any legal proceeding arising as a result of or relating to this Agreement, Employee’s employment or termination of employment shall be filed and heard solely in the City of Fort Worth, Tarrant County, Texas without regard to conflicts of law. Employee hereby irrevocably consents to the jurisdiction of the federal and state courts in Fort Worth, Texas.
     (viii) This Agreement is executed in duplicate originals and is effective and enforceable only after both parties have signed the Agreement and an original executed Agreement has been returned to the Company. Employee acknowledges that he/she has fully read this Agreement and he/she completely understands it.
     (6) Notwithstanding the initial effectiveness of this Agreement, Employee understands he/she may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be hand delivered to, or received by, the General Counsel of Range Resources Corporation before 11:59 p.m., Fort Worth, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and time frame, this Agreement shall be of no force or effect and shall be null and void ab initio. No severance payment or other consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.
Executed on this ______ day of                     , 20__.

[Employee Name]

STATE OF [TEXAS]	§

§

COUNTY OF [TARRANT]	§
BEFORE ME, the undersigned authority personally appeared                                         , by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this ___ day of                                         , 20___.

NOTARY PUBLIC in and for the
State of [Texas]
My Commission Expires:
Identification produced: